EXIHBIT 2.1

                               PURCHASE AGREEMENT
                          (BRE/MAAC Associates, L.L.C.)


     THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 18, 2003 (the "Effective Date"), by and between BRE/MID-AMERICA L.L.C., a Delaware limited liability company ("Seller"), and MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership ("Buyer").

                                 R E C I T A L S

A. Each of Seller and Buyer is a member in BRE/MAAC Associates, L.L.C., a Delaware limited liability company (the "Operating Company"), which is currently governed by that certain agreement, captioned "LIMITED LIABILITY COMPANY AGREEMENT OF BRE/MAAC ASSOCIATES L.L.C.", dated as of March 30, 1999, by and between Seller and Buyer, as amended pursuant to that certain first amendment, captioned "FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF BRE/MAAC ASSOCIATES L.L.C", dated as of August 4, 1999 (collectively, as amended, the "Operating Company Agreement"). Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings given thereto in the Operating Company Agreement.

B. The Operating Company owns, directly or indirectly, all of the equity ownership interests in the entities listed in Exhibit "A" attached hereto (each a "Subsidiary Entity" and, collectively, the "Subsidiary Entities").

C. The Subsidiary Entities own those certain (10) multifamily apartment projects, commonly known by the names, and located at the locations, as indicated on Exhibit "B" attached hereto and made a part hereof (each a "Property" and, collectively, the "Properties").

D. Buyer desires to purchase, and Seller desires to sell, all of Seller's membership interest (the "Subject Membership Interest") in the Operating Company on the terms and conditions hereinafter set forth, provided, however, that the Subject Membership Interest does not include the rights of Seller under this Agreement.

     NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

1.   PURCHASE AND SALE.

1.1 Agreement. Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Subject Membership Interest, on the terms and conditions hereinafter set forth.

2. PURCHASE PRICE. The purchase price (the "Purchase Price") for the Subject Membership Interest shall be equal to the product of (a) two-thirds (2/3), multiplied by (b) (i) $117,000,000 less (ii) the "Debt Principal Balance" (as defined below). The Purchase Price shall be further adjusted by the prorations provided in Section 5.4 below. "Debt Principal Balance" means the aggregate sum of the outstanding principal balances (excluding accrued interest and other indebtedness) under the "Subject Loans" (as defined below) as of the "Closing Date" (as defined below). "Subject Loans" means, collectively, each of the loans obtained by the Operating Company or any of the Subsidiary Entities and listed in Exhibit "C" attached hereto. The Debt Principal Balance of each of the Subject Loans as of the Effective Date is set forth in Exhibit "C" hereto.

3. PAYMENT OF PURCHASE PRICE. The Purchase Price, as adjusted by the prorations provided in Section 5.4 below, shall be paid to Seller by wire transfer of immediately available federal funds on the Closing Date. The aggregate amount to be paid under this Section 3 as of the Closing Date is herein referred to as the "Closing Payment".

4.   CONDITIONS PRECEDENT.

4.1 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of each of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Buyer):

4.1.1Accuracy  of  Representations  and  Warranties.   The  representations  and
     warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

4.1.2Performance of Agreements. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it on or prior to the Closing Date.

4.1.3Compliance Certificate of Seller. Seller shall have furnished Buyer with a certificate, dated as of the Closing Date, to the effect that (i) the representations and warranties of Seller contained herein are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and
     (ii) that Seller has performed or complied in all material respects with all of the covenants, agreements and conditions to be performed or complied with by Seller at or before the Closing Date (the "Seller Compliance Certificate").

4.1.4Consents and Approvals. All consents and approvals of any third parties required in connection with the execution and delivery of this Agreement and the consummation of the purchase and sale of the Subject Membership Interest shall have been obtained and delivered to Buyer, including the consents and approvals listed on Exhibit "H" hereto.

4.1.5Other   Deliveries.   Seller  shall  have   delivered   the  documents  and
     instruments required to be delivered by it under Section 5.2.1 of this Agreement.

4.1.6Absence of Material  Litigation.  As of the Closing Date, there shall be no action, suit, proceeding or investigation pending or threatened against the parties hereto or the Subsidiary Entities in any court or by or before any other governmental board, agency, commission, office or authority of any nature whatsoever or any other governmental unit (federal, state, county, district, municipal, city or otherwise) which would materially and adversely affect the ability of the parties hereto to carry out the transactions contemplated by this Agreement.

4.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of each of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller):

4.2.1Accuracy  of  Representations  and  Warranties.   The  representations  and
     warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

4.2.2Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects, with all covenants and conditions contained in this Agreement to be performed or complied with by it on or prior to the Closing Date.

4.2.3Compliance Certificate of Buyer. Buyer shall have furnished Seller with a certificate, dated as of the Closing Date, to the effect that (i) the representations and warranties of Buyer contained herein are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and
     (ii) that Buyer has performed or complied in all material respects with all of the covenants, agreements and conditions to be performed or complied with by Buyer at or before the Closing Date (the "Buyer Compliance Certificate").

4.2.4Consents and Approvals. All consents and approvals of any third parties required in connection with the execution and delivery of this Agreement and the consummation of the purchase and sale of the Subject Membership Interest shall have been obtained and delivered to Seller, including the consents and approvals listed on Exhibit "H" hereto.

4.2.5Releases. Seller shall have received releases, reasonably satisfactory in form and substance to Seller and its counsel, from all liabilities and obligations under the agreements and obligations listed in Exhibit "D".

4.2.6Other Deliveries. Buyer shall have delivered the documents and instruments required to be delivered by it under Section 5.2.2 of this Agreement.

4.2.7Absence of Material  Litigation.  As of the Closing Date, there shall be no action, suit, proceeding or investigation pending or threatened against the parties hereto or the Subsidiary Entities in any court or by or before any other governmental board, agency, commission, office or authority of any nature whatsoever or any other governmental unit (federal, state, county, district, municipal, city or otherwise) which would materially and adversely affect the ability of the parties hereto to carry out the transactions contemplated by this Agreement.

5. CLOSING PROCEDURE. Subject to the terms and conditions set forth in this Agreement, the sale and purchase herein provided shall be consummated (the "Closing") at a closing conference ("Closing Conference"), which shall be held on the Closing Date at the offices of Seller or its counsel, or through the mails, or otherwise as the parties may agree. As used herein, "Closing Date" means September 15, 2003, or such earlier date as may be agreed upon by Seller and Buyer.

5.1 Delivery of Closing Payment. On or before 1:00 p.m. (EST) on the Closing Date, Buyer shall deliver to Seller the Closing Payment by wire of immediately available federal funds pursuant to written wiring instructions to be delivered to Buyer by Seller prior to the Closing Date.

5.2 Delivery to the Parties. At the Closing Conference (or by other means of effecting the Closing as agreed by the parties pursuant to Section 5), the following items shall be delivered:

5.2.1Seller Deliveries. Seller shall deliver, or cause to be delivered, to Buyer the following:

     (a) A duly executed Assignment of Membership Interest and Assumption Agreement ("Assignment and Assumption Agreement") in the form of Exhibit "E";

     (b) Evidence reasonably satisfactory to Buyer respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered by it hereunder;

     (c)  A duly executed Release in the form of Exhibit "F";

     (d) A duly executed original certificate of "non-foreign" status in the form of Exhibit "I" and any required state certificate that is sufficient to exempt Seller from any state withholding requirement with respect to the sale contemplated by this Agreement;

     (e) any and all original books and records of the Operating Company or any Subsidiary Entity that are in the possession of Seller;

     (f)  A duly executed Seller Compliance Certificate; and

     (g) Such additional documents as may be reasonably required by Buyer and (only if and to the extent required by any lender) customary legal opinions in order to consummate the transactions hereunder, provided the same do not materially increase the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein.

5.2.2Buyer Deliveries. Buyer shall deliver, or cause to be delivered to Seller the following:

     (a)  A duly executed and acknowledged Assignment and Assumption Agreement;

     (b)  Evidence   reasonably   satisfactory  to  Seller  respecting  the  due
          organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered by it hereunder;

     (c) A Release, duly executed by the Operating Company and Buyer in the form of Exhibit "G";

     (d)  A duly executed Buyer Compliance Certificate; and

     (e) Such additional documents as may be reasonably required by Seller and (only if and to the extent required by any lender) customary legal opinions in order to consummate the transactions hereunder, provided the same do not materially increase the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein..

5.3 Closing Costs. Buyer and Seller shall cause the Company (a) to pay at Closing all sales, transfer and use taxes, if any, payable in connection with the transfers contemplated in this Agreement, (b) to reimburse at Closing all expenditures, costs and charges, including all fees and costs of any attorneys, accountants and other third party representatives, incurred by Buyer or Seller in connection with the preparation of this Agreement and the negotiation and consummation of the transactions contemplated hereby, and (c) all fees and costs of lender's attorneys with respect to the Subject Loans in connection with obtaining such lender's approval of the transaction contemplated hereby. All amounts described in the prior sentence shall be included among the "Current Liabilities" on the "Estimated Closing Balance Sheet" (as such terms are defined in Section
     5.4.1 below). Buyer shall be solely responsible for (and shall indemnify and hold Seller and the Company harmless from and against) all costs and expenses of obtaining the consent or approval of this Agreement or the transactions contemplated hereby from any lender with respect to the Subject Loans (except with respect to legal fees and costs described in clause (c) above) and all loan assumption or similar fees or costs charged by any such lender.

5.4 Prorations. The Purchase Price shall be subject to proration and adjustment as follows:

5.4.1Estimated  Amounts.  At least five (5)  business  days prior to the Closing
     Date, Buyer will cause to be prepared and delivered to Seller for Seller's approval an estimated balance sheet (the "Estimated Closing Balance Sheet") for the Operating Company substantially in the format attached hereto as Exhibit "J" (the "Sample Balance Sheet"). The Estimated Closing Balance Sheet shall set forth an estimate of the "Current Assets" (the categories of which are identified on the Sample Balance Sheet) and an estimate of the "Current Liabilities" (the categories of which are identified on the Sample Balance Sheet), in each case as of the close of business on the date immediately preceding the Closing Date (the "Proration Date") and otherwise be prepared in accordance with generally accepted accounting principles and the Operating Company's standard practice. The calculation of Current Assets and Current Liabilities as of the Proration Date shall be subject to
     Section 5.4.3 below. To the extent Current Assets exceed Current Liabilities, the Purchase Price shall be increased by two-thirds (2/3) of such excess, and to the extent such Current Liabilities exceed such Current Assets, the Purchase Price shall be decreased by two-third (2/3) of such excess (the adjustment required pursuant to this sentence being referred to as the "Estimated Closing Adjustment"). Seller and Buyer shall reasonably and in good faith cooperate to agree on and approve in writing an Estimated Closing Balance Sheet prior to the Closing.

5.4.2Post-Closing Prorations Adjustments. Within 120 days after the Closing, a final determination of the prorations adjustment pursuant to Section 5.4.1 above (the "Final Closing Adjustment") shall be completed by Buyer based on the actual financial results of the Operating Company through the Proration Date, and Buyer shall deliver the results thereof to Seller promptly following such completion. During this 120-day period, Seller shall have the right to audit and review the Company's books and records (at its sole cost and expense) and Buyer shall make available, at no expense to Seller, all information reasonably requested by Seller or its agents to perform such audit. In the event the Final Closing Adjustment differs from the Estimated Closing Adjustment, Buyer or Seller, as the case may be, shall pay to the other party the amount required to reconcile the amount payable by Buyer to Seller, or Seller to Buyer, as appropriate within five (5) business days after such determination.

5.4.3Current  Assets and Current  Liabilities.  Current  Assets  shall  include, without limitation, cash and other reserves of the Operating Company and the Subsidiary Entities and including reserves and impounds held by any lender with respect to the Subject Loans; provided, however, that reserves and impounds that represent escrows of proceeds held for property improvements from the right-of-way condemnation settlement in connection with the Woodstream Property and deferred finance costs shall not be considered Current Assets. Current Liabilities shall include, without limitation, current liabilities of the Operating Company and the Subsidiary Entities (including accounts payable, accrued liabilities, expenses and other customary operating expenses incurred by the Operating Company and Subsidiary Entities through the Closing Date).

6.   REPRESENTATIONS AND WARRANTIES.

6.1  Representations and Warranties of Seller.

6.1.1General Disclaimer. Except as specifically set forth in Section 6.1.2 below, the sale of the Subject Membership Interest hereunder is and will be made on an "as is" basis, without representations and warranties of any kind or nature, express, implied or otherwise, including any representation or warranty concerning the Operating Company, the Subsidiary Entities or their respective assets. Buyer acknowledges that it is a member in the Operating Company, that its affiliate is the property manager of the Properties, and that Buyer is therefore familiar with the Operating Company, the Subsidiary Entities and their respective assets. Except as to matters specifically set forth in Section 6.1.2 below, Buyer will proceed with the Closing contemplated hereby solely on the basis of its own physical, financial and other examinations, reviews and inspections.

6.1.2Limited   Representations   and  Warranties  of  Seller.   Subject  to  the
     provisions of Section 6.1.1 above, Seller hereby represents and warrants to Buyer as follows:

     (a) Organization. Etc. Seller is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has all requisite limited liability company power and limited liability company authority to own and lease its properties and to carry on its business as presently conducted.

     (b) Authorization. Seller has all requisite limited liability company power and limited liability company authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it hereunder and to consummate the transactions contemplated hereby and thereby.

     (c) Validity and Enforceability. This Agreement has been duly authorized, executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered hereunder by Seller, when executed and delivered by Seller, will have been duly authorized, executed and delivered and will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles.

     (d) No Conflict. Neither the execution and delivery of this Agreement by Seller nor the execution and delivery by Seller of the other agreements and instruments to be executed and delivered by it hereunder, nor the consummation of the transactions contemplated hereunder or thereunder, will (i) conflict with or result in a breach or violation of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon, any of the properties or assets of Seller, or to the actual knowledge of Seller, the Operating Company, pursuant to the organizational documents of Seller, or (subject to receipt of the consents of parties listed on Exhibit "H" hereto) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller, or to the actual knowledge of Seller, the Operating Company, is a party or by which it is bound or to which any of its properties or assets is subject or
          (ii) violate any law, statute, rule, regulation, judgment or decree applicable to Seller or to the actual knowledge of Seller, the Operating Company. Except as set forth in Exhibit "H", no third party consents are required by the terms of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller, or to the actual knowledge of Seller, the Operating Company, is a party or by which it is bound or to which any of its properties or assets is subject for the execution and delivery of this Agreement or any other agreement or instrument to be executed and delivered by Seller hereunder or the consummation of the transactions provided for herein or therein.

     (e) No Governmental Consent or Approval Required. No consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required for the valid execution and delivery by Seller of this Agreement or any other agreement or instrument to be executed and delivered by Seller hereunder or the consummation of the transactions provided for herein or therein.

     (f) Subject Membership Interest. Seller is the legal and beneficial owner of, and has good title to, the Subject Membership Interest free and clear of all mortgages, pledges, claims, liens, charges, encumbrances or other matters adversely affecting title, and any rights of third parties whatsoever applicable or affecting title to the Subject Membership Interest (each and all of the foregoing items being herein referred to as "Encumbrances"), except for (i) the assignment and security interest provided for in Article VII of the Operating Company Agreement and (ii) the rights in favor of Buyer created by this Agreement. Seller shall transfer such good title to the Membership Interest to Buyer on the Closing Date free and clear of all Encumbrances (except for the rights and interests described in the foregoing clauses (i) and (ii)). There are no options, warrants, calls, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character that will be binding on Buyer (or affect Buyer's title in and to the Subject Membership Interest) with respect to the Subject Membership Interest other than those (x) provided for in the Operating Company Agreement,
          (y) specifically set forth in this Agreement, or (z) created by, through or under Buyer or its Affiliates.

     (g) Litigation. To Seller's actual knowledge, there are no claims, actions, suits, arbitrations or proceedings before any federal, state, municipal, foreign or other court or governmental, administrative or self-regulatory body or agency, or any private arbitration tribunal, pending or threatened against the Operating Company or the Subsidiary Entities or the transactions contemplated by this Agreement that would have a material adverse effect on the Operating Company or the Subsidiary Entities, their respective business or assets or the transactions contemplated by this Agreement.

     (h) Principal Place of Business. Seller's principal place of business is the address of Seller set forth in Section 10.9 below for the delivery of notices to Seller.

6.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

6.2.1Organization, Etc. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite limited partnership power and limited partnership authority to own and lease its properties and to carry on its business as presently conducted.

6.2.2Authorization. Buyer has all requisite limited partnership power and limited partnership authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it hereunder and to consummate the transactions contemplated hereby and thereby.

6.2.3Validity  and  Enforceability.  This  Agreement  has been duly  authorized, executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered hereunder by Buyer, when executed and delivered by Buyer, will have been duly authorized, executed and delivered and will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles.

6.2.4No Conflict. Neither the execution and delivery of this Agreement by Buyer nor the execution and delivery by Buyer of the other agreements and instruments to be executed and delivered by it hereunder, nor the consummation of the transactions contemplated hereunder or thereunder, will
     (i) conflict with or result in a breach or violation of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon, any of the properties or assets of Buyer, or to the actual knowledge of Buyer, the Operating Company, pursuant to the organizational documents of Buyer, or (subject to receipt of the consents of parties listed on Exhibit "H" hereto) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer, or to the actual knowledge of Buyer, the Operating Company, is a party or by which it is bound or to which any of its properties or assets is subject or (ii) violate any law, statute, rule, regulation, judgment or decree applicable to Buyer or to the actual knowledge of Buyer, the Operating Company. Except as set forth in Exhibit "H", no third party consents are required by the terms of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer, or to the actual knowledge of Buyer, the Operating Company, is a party or by which any of them is bound or to which any of their respective properties or assets is subject for the execution and delivery of this Agreement or any other agreement or instrument to be executed and delivered by Buyer hereunder or the consummation of the transactions provided for herein or therein.

6.2.5No Governmental Consent or Approval Required. No consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required for the valid execution and delivery by Buyer of this Agreement or any other agreement or instrument to be executed and delivered by Buyer hereunder or the consummation of the transactions provided for herein or therein.

6.2.6Investment  Intent,  Etc.  Buyer (i) is  acquiring  the Subject  Membership
     Interest for its own account for investment, not as nominee or agent, and not with a view to or for sale in connection with any distribution of any part thereof, and (ii) has no present intention of selling, granting participations in, or otherwise distributing the same. Buyer understands that the Subject Membership Interest has not been registered under the Securities Act of 1933, as amended (the "Securities Act") by reason of the reliance by Seller on exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or under any "Blue Sky" law of any state by reason of the reliance by Seller on exemptions thereunder, and that Seller's reliance is predicated in part on Buyer's representations set forth herein. By reason of its business and financial experience and the facts described in the second sentence of Section 6.1.1. above, Buyer has the capacity to protect its own interest in connection with the transactions contemplated hereby and is able to bear the economic risk thereof. Buyer understands that the Subject Membership Interest may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and applicable state "Blue Sky" laws or exemptions therefrom, and that in the absence of an effective registration statement covering the same or available exemptions from registration under the Securities Act, the Subject Membership Interest must be held indefinitely.

6.3  Knowledge Defined.

6.3.1Seller's   Knowledge.   As  used  in  this  Agreement,   "Seller's   actual
     knowledge", "Seller's knowledge", "actually known to Seller" or any similar phrase shall mean the present actual knowledge, without taking into account any constructive or imputed knowledge, of Mr. William (Bill) Stein, but such individual shall not have any liability in connection herewith. Seller shall have no liability for, and Buyer shall make no claim against Seller for (and Buyer shall be deemed to have waived any failure of a condition hereunder by reason of), a breach of any representation or warranty of Seller under Section 6.1.2 above (a) if the breach in question constitutes or results from a condition, state of facts or other matter that was actually known to Buyer on or before the date hereof, or (b) if the breach in question constitutes or results from a condition, state of facts or other matter that was actually known to Buyer prior to Closing, and Buyer proceeds with the Closing.

6.3.2Buyer's Knowledge. As used in this Agreement, "Buyer's actual knowledge", "Buyer's knowledge", "actually known to Buyer" or any similar phrase shall mean the present actual knowledge, without taking into account any constructive or imputed knowledge, of Mr. Simon Wadsworth, but such individual shall not have any liability in connection herewith. Buyer shall have no liability for, and Seller shall make no claim against Buyer for (and Seller shall be deemed to have waived any failure of a condition hereunder by reason of), a breach of any representation or warranty of Buyer under Section 6.2 above (a) if the breach in question constitutes or results from a condition, state of facts or other matter that was actually known to Buyer on or before the date hereof, or (b) if the breach in question constitutes or results from a condition, state of facts or other matter that was actually known to Seller prior to Closing, and Seller proceeds with the Closing.

7.   COVENANTS.

7.1 Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement:

7.1.1Representations. Seller covenants and agrees that it will not take any action or enter into any transaction which would cause any representation contained in Section 6.1.2 of this Agreement to be inaccurate in any material respect if remade immediately after the occurrence of such action or transaction.

7.1.2No Disposition of Subject Membership Interest. Seller will not sell, transfer, encumber or otherwise dispose of the Subject Membership Interest.

7.1.3Additional Actions. Seller will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including obtaining all third party consents listed in Exhibit "H"; provided that, the foregoing shall not require Seller to institute or threaten to institute legal proceedings, to declare any party in default, to expend any material monies, or to incur any material costs or liability.

7.1.4Exclusive Dealing. Prior to the Closing Date, Seller shall not, and shall not cause the Operating Company, any Subsidiary Entity or any employee, representative or agent of Seller, the Operating Company or any Subsidiary Entity to, directly or indirectly in any manner make, solicit or entertain offers from or negotiate with any other person or entity relating to the acquisition of the Operating Company, the Subsidiary Entities, or their respective assets or businesses (including the Properties) in whole or in part, whether through direct purchase, merger, consolidation or other business combination or transaction of any kind.

7.1.5Conduct of Business.  Prior to the Closing Date,  without  first  obtaining
     Buyer's written consent, which consent (notwithstanding anything herein to the contrary, but subject to the Operating Company Agreement) may be withheld in Buyer's sole and absolute discretion, Seller shall not cause or permit Operating Company or any Subsidiary Entity to engage in any practice, take any action or enter into any transaction materially inconsistent with the ordinary course of business and past practices and procedures.

7.2  Interim  Covenants  of  Buyer.   Until  the  Closing  Date  or  the  sooner
     termination of this Agreement:

7.2.1Representations. Buyer covenants and agrees that it will not take any action or enter into any transaction which would cause any representation contained in Section 6.2 of this Agreement to be inaccurate in any material respect if remade immediately after the occurrence of such action or transaction.

7.2.2Additional Actions. Buyer will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including obtaining all third party consents listed in Exhibit "H" and releases of Seller under all agreements and obligations listed in Exhibit "D"; provided that, the foregoing shall not require Buyer to institute or threaten to institute legal proceedings, to declare any party in default, to expend any material monies, or to incur any material costs or liability.

7.2.3Exclusive Dealing. Prior to the Closing Date, Buyer shall not, and shall not cause the Operating Company, any Subsidiary Entity or any employee, representative or agent of Buyer, the Operating Company or any Subsidiary Entity to, directly or indirectly in any manner make, solicit or entertain offers from or negotiate with any other person or entity relating to the acquisition of the Operating Company, the Subsidiary Entities, or their respective assets or businesses (including the Properties) in whole or in part, whether through direct purchase, merger, consolidation or other business combination or transaction of any kind.

7.2.4Conduct of Business. Without first obtaining Seller's written consent, which consent (notwithstanding anything herein to the contrary, but subject to the Operating Company Agreement) may be withheld in Seller's sole and absolute discretion, Buyer shall not cause or permit Operating Company or any Subsidiary Entity to (a) engage in any practice, take any action or enter into any transaction materially inconsistent with the ordinary course of business and past practices and procedures, or (b) initiate any material, new capital projects other than those for which purchase orders have already been appropriately issued and which cannot reasonably be terminated or postponed without causing material additional cost, liability or risk to the Company , or the applicable Subsidiary Entity or Property.

7.3 No Cedar Mill Adjustment. Buyer and Seller acknowledge and agree that the Purchase Price shall be determined without reference to any adjustment to distributions pursuant to Section 4.1B of the Operating Company Agreement and, accordingly, there shall be no adjustment to the Purchase Price by reason of the balance, if any, of the "Cedar Mill Deficit Account" or "Cedar Mill Surplus Account" (as such terms are used in the Operating Company Agreement). Both parties hereby waive any "Claim" (as defined below) related to the operation of Section 4.1B of the Operating Company Agreement.

8.   INDEMNIFICATION.

8.1 Indemnification of Seller. If the Closing occurs, then Buyer shall protect, defend, indemnify and hold Seller harmless from and against: (a) any
     "Claim" (as hereinafter defined) in any way related to the Operating Company, the Operating Company Agreement, the Subsidiary Entities, the underlying limited liability company or partnership agreements and other organizational documents relating to the Subsidiary Entities, the Properties, the "Contribution Agreement" (as defined in the Operating Company Agreement), the "Collateral Agreements" and the "Loans" (as such terms are defined in the Contribution Agreement), whether arising or accruing on or prior to or after the Closing Date; and (b) any claim in any way related to any agreement or other obligation listed in Exhibit "D". "Claim" means any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense (including any judgment, award, settlement, reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim [including appellate proceedings], and any collection costs or enforcement costs). Notwithstanding the foregoing, Buyer shall have no obligation to indemnify Seller from and against any Claim by Buyer against Seller to the extent resulting from a breach by Seller of this Agreement and nothing in this Section 8.1 shall limit Buyer's rights under this Agreement.

8.2  Survival and Indemnification.

8.2.1Survival; Remedy for Breach. The representations and warranties and indemnity obligations of Seller and Buyer contained in this Agreement shall survive the Closing. No claim for indemnification with respect to any alleged misrepresentation or breach of warranty or covenant may be made after six (6) months following the Closing (the "Survival Period"). Any matter to which indemnification pertains and with respect to which a claim has been asserted in writing following the Closing within the time period specified above shall continue to be subject to the indemnification under this Agreement until finally terminated, settled, resolved or adjudicated.

8.2.2Indemnification by Seller. Seller agrees to and shall defend, indemnify and hold harmless Buyer, its successors and assigns, and their respective partners, officers, directors, employees and agents from and against any and all Claims resulting from or arising out of the breach, untruth or inaccuracy of any representation, warranty or covenant of Seller set forth in this Agreement.

8.2.3Indemnification by Buyer. Without limitation of Section 8.1 above, Buyer agrees to and shall defend, indemnify and hold harmless Seller, its successors and assigns, and their respective members, partners, officers, directors, employees and agents from and against any and all Claims resulting from or arising out of the breach, untruth or inaccuracy of any representation, warranty or covenant of Buyer set forth in this Agreement.

8.3 General Provisions. The indemnification obligations under this Agreement shall be subject to the following provisions:

8.3.1Procedure. The party seeking indemnification ("Indemnitee") shall notify the other party ("Indemnitor") of any Claim against Indemnitee within fifteen (15) days after it has notice of such Claim, but failure to notify Indemnitor shall in no case prejudice the rights of Indemnitee under this Agreement unless Indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should Indemnitor fail to discharge or undertake to defend Indemnitee against such liability (with counsel approved by Indemnitee), within ten (10) days after Indemnitee gives Indemnitor written notice of the same, then Indemnitee may settle such Claim, and Indemnitor's liability to Indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys' fees, incurred by Indemnitee in effecting such settlement. Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless: (a) the employment of such counsel shall have been authorized in writing by Indemnitor in connection with the defense of such action, (b) Indemnitor shall not have employed counsel to direct the defense of such action, or (c) Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to Indemnitor (in which case Indemnitor shall not have the right to direct the defense of such action or of Indemnitee), in any of which events such fees and expenses shall be borne by Indemnitor.

8.3.2Beneficiaries. The indemnification obligations under this Agreement shall also extend to any present or future advisor, trustee, director, officer, partner, member, employee, beneficiary, shareholder, participant or agent of or in Indemnitee or any entity now or hereafter having a direct or indirect ownership interest in Indemnitee.

8.4 Additional Seller Covenants. Seller agrees that, until the expiration of the Survival Period, Seller shall (a) not initiate or commence any proceeding for the dissolution or winding-up of the business of Seller, and
     (b) retain (and not distribute to its constituent members or principals) cash or other liquid assets of not less than $250,000.

9. REMEDIES. No remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (except as otherwise expressly herein provided).

10.  MISCELLANEOUS.

10.1 Brokers. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then Seller shall indemnify and defend Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller; and Buyer shall defend and indemnify Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. The indemnification obligations under this Section 10.1 shall survive the closing of the transactions hereunder or the earlier termination of this Agreement.

10.2 Limitation of Liability. No direct or indirect constituent member or partner in or agent or manager of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, partner, member, manager, participant, representative or agent of any partnership, limited liability company, corporation or trust that is or becomes a direct or indirect constituent member or partner or manager in Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability; provided that, nothing contained in this Section 10.2 shall release or waive the personal liability of any person or entity to the extent such personal liability is permitted under Section 18-607 or Section 18-804 of the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent member or partner in Seller (or in any other constituent member or partner of Seller), nor any obligation of any constituent member or partner in Seller (or in any other constituent member of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent member or partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent member or partner (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of a member's or partner's obligation to restore or contribute).

10.3 Modification. This Agreement may not be modified or amended except by written agreement signed by all parties.

10.4 Matters of Construction.

10.4.1 Incorporation of Exhibits. All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement.

10.4.2 Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.

10.4.3 Time of the Essence. Subject to Section 10.4.4 below, time is of the essence of this Agreement.

10.4.4 Non-Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, "business day" means any day other than a Saturday, Sunday or federal or New York or Tennessee state holiday.

10.4.5 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

10.4.6 Interpretation. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. Whenever the words "including", "include" or "includes" are used in this Agreement, they should be interpreted in a non-exclusive manner. The captions and headings of the Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement. Each party acknowledges and agrees that this Agreement (a) has been reviewed by it and its counsel; (b) is the product of negotiations between the parties; and (c) shall not be deemed prepared or drafted by any one party. In the event of any dispute between the parties concerning this Agreement, the parties agree that any ambiguity in the language of the Agreement is to not to be resolved against Seller or Buyer, but shall be given a reasonable interpretation in accordance with the plain meaning of the terms of this Agreement and the intent of the parties as manifested hereby.

10.4.7 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICTS OF LAW).

10.4.8 Third Party Beneficiaries.  Except as provided in Section 8.2.2,  Section
     8.2.3 and Section 8.3.2 and Section 10.2, Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party, and no third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of any provision of this Agreement.

10.5 Effectiveness of Agreement. In no event shall any draft of this Agreement create any obligations or liabilities, it being intended that only a fully executed and delivered copy of this Agreement will bind the parties hereto.

10.6 Post-Closing Access. For a period of five years subsequent to the "Tax Termination" (as hereinafter defined) each Seller and its respective employees, agents and representatives shall be entitled to access during normal business hours to all documents, books and records given to Buyer by Seller upon reasonable prior notice to Buyer, and shall have the right to make copies of such documents, books and records at such Seller's expense.

10.7 Tax Matters.

10.7.1 Preparation of Tax Returns. Pursuant to Section 708(b)(1)(B) of the Internal Revenue Code, the sale of the Subject Membership Interest contemplated by this Agreement will cause the Operating Company to terminate on the Closing Date and the taxable year of the Operating Company to end. Buyer shall cause to be prepared all federal and state income and franchise tax returns of the Operating Company for its taxable year ending on the Closing Date (the "Pre-Closing Tax Returns"). The costs of preparing the Pre-Closing Tax Returns shall be borne by the Operating Company, considered Current Liabilities, and allocated pursuant to Section 5.4. Buyer shall prepare or cause to be prepared, all federal and state income and franchise tax returns of the Operating Company for all taxable years of the Operating Company ending after the Closing Date (the "Post-Closing Tax Returns"). The costs of preparing the Post-Closing Tax Returns shall be borne by the Operating Company (but such costs shall not be included among the Current Liabilities).

10.7.2 Decisions as to Pre-Closing Tax Returns. Seller shall be the Tax Matters Partner with respect to Operating Company tax matters for all taxable years of the Operating Company ending on or prior to the Closing Date. Without limitation on the foregoing, Seller shall retain the right to make all decisions as to accounting matters and tax elections required or permitted to be made by Seller for all taxable years of the Operating Company ending on or prior to the Closing Date.

10.7.3 Cooperation. Buyer shall cause the Operating Company (as constituted after the Closing) and each of the Subsidiary Entities to cooperate fully and to the extent reasonably requested by Seller in connection with the preparation of any Pre-Closing Tax Return and any audit, litigation or other proceeding with respect to the Operating Company and the Subsidiary Entities for all taxable years ending on or prior to the Closing Date. Such cooperation shall include the retention and revision of the records of the Operating Company and the Subsidiary Entities and other information which is reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Such cooperation shall also include such matters as may relate to the balance sheets and related issues described in Section 5.4.

10.8 Successors and Assigns. Buyer may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor's obligations hereunder, but such transferor shall not be released from its obligations hereunder); provided, however, that, upon delivery of an Assumption Agreement satisfactory to Seller, Seller will not withhold its consent to the assignment by Buyer to a limited partnership in which Buyer is the managing general partner and has not less than a 51% interest in capital and profits in such limited partnership. No consent given by Seller to any transfer or assignment of Buyer's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer's rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

10.9 Notices. Any notice which a party is required or may desire to give the other shall be in writing and shall be sent by personal delivery or by mail (either [i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

                  TO BUYER:

                  c/o Mid America Apartments, L.P.
                  6584 Poplar Avenue, Suite 340
                  Memphis, Tennessee  38138
                  Attention:        Mr. Simon R.C. Wadsworth
                                    Telephone:       (901) 682-6600
                                    Telecopier:      (901) 682-6667

                  With Copy To:

                  Bass Berry & Sims PLC
                  100 Peabody Place, Suite 900
                  Memphis, Tennessee  38103-3672
                  Attention:        Robert J. DelPriore, Esq.
                                    Telephone:       (901) 543-5904
                                    Telecopier:      (901) 543-5999


                  TO SELLER:

                  c/o Blackstone Real Estate Advisors
                  345 Park Avenue, 32nd Floor
                  New York, New York  10154
                  Attention:        Mr. William J. Stein
                  Telephone:        (212) 583-5849
                           Telecopier:      (212) 583-5726

                  With Copy To:

                  Pircher, Nichols & Meeks
                  1925 Century Park East, Suite 1700
                  Los Angeles, California  90067
                  Attention:        Real Estate Notices (JHI/SAC)
                  Telephone:        (310) 201-8900
                  Telecopier:       (310) 201-8922


Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given.

10.10Legal Costs. If any party hereto brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party or parties (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys' fees, expenses and costs of investigation actually incurred from the non-prevailing party or parties. The foregoing includes attorneys' fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.

10.11Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

10.12Disclosure. Except to the extent required by law or (with respect to Buyer) to the extent that Buyer reasonably believes necessary to meet its responsibilities as a NYSE-listed public company, neither Buyer nor Seller nor either of its respective affiliates, nor any of their respective employees, representatives or agents may, without the prior written consent of the other, directly or indirectly make any public comment, statement or communication with respect to, or otherwise publicly disclose or permit the disclosure of the existence of, or any of the terms, conditions or other aspects of, this Agreement or the transaction contemplated herein.


                                     [Signatures commence on following page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                     SELLER:

                     BRE/MID-AMERICA L.L.C,
                     a Delaware limited liability company

                     By:      /s/William J. Stein
                     Name:    William J. Stein
                     Title:   ______________________________


                     BUYER:

                     MID-AMERICA APARTMENTS, L.P.,
                     a Tennessee limited partnership

                     By: Mid-America Apartment Communities, Inc., a Tennessee corporation
                              Its Sole General Partner

                              By:      /s/Simon R.C. Wadsworth
                              Name:    Simon R.C. Wadsworth
                              Title:   Exec. VP and CFO